EXHIBIT 8.1

Principal Subsidiaries of the Registrant

Place of incorporation
Subsidiaries
CIAC/ChinaInterActiveCorp (“CIAC”)	Cayman Islands
Renren Gongying Inc.	Cayman Islands
Renren ZHCH Holdings Inc.	Cayman Islands
Renren Giantly Limited	Hong Kong
Chime Technologies, Inc.	USA
Renren U.S. Holdco, Inc.	USA
Trucker Path, Inc.	USA
Lucrativ Inc.	USA
Lofty US, Inc.	USA
Renren Giantly Philippines Inc.	Philippines
Qianxiang Shiji Technology Development (Beijing) Co., Ltd.	PRC

Place of Incorporation
Variable Interest Entity:
Beijing Qianxiang Tiancheng Technology Development Co., Ltd.	PRC

Place of Incorporation
Subsidiaries of Variable Interest Entities:
Beijing Qianxiang Wangjing Technology Development Co., Ltd.	PRC

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